Exhibit 99.1

Dear Fellow Elephant Talk Shareholders:

We want you to know that our management team believes more strongly than ever in our proprietary solutions, monthly recurring revenue business model and the increasing number of new clients and partners. While the current economic environment coupled with the perceived weakness in the telecommunications industry may have unfairly impacted the value of ETAK, we do not believe the current market accurately reflects the progress we have made over the last several quarters or the strategic direction in which the company is heading. Having recently completed several strategic initiatives, I thought this would be an ideal time to bring you up to speed on the progress we have made in regards to our mobile & cyber security solutions and in particular our recurring subscription and transaction-based high-margin revenue model.

1.	We are expanding our geographic footprint as we continue to add users to our proprietary Software Defined Network Architecture (Software DNA™) platform that allows us to efficiently manage and process Big Data in the mobile cloud on behalf of our clients and their end users.

Management is extremely pleased with the continued growth of our high margin mobile services division. Thanks to our strong relationship with Vodafone, we now have over 1.3 million active mobile subscribers in Spain alone. We recently signed a new contract with Iusacell in Mexico that will add a minimum of 1.5 SIMs to our Software DNA™ platform, more than doubling the amount of SIMs on our platforms and increasing our monthly recurring revenue base over 100% by the end of 2013. Under this contract our platform that supports Iusacell will have an initial capacity of 10 million mobile subscribers and has the ability to scale to over 20 million subscribers in the upcoming years.

Next to our relationship with Zain Group in the Middle East to provide our Mobile Platform Services, we signed a long-term agreement directly with Axiom Telecom to provide Axiom with our dedicated Mobile Managed Services Platform that will enable them to offer custom mobile services throughout the region.  Axiom is the largest and leading authorized distributor and retailer for mobile phones, mobile accessories and PDA's in the Middle East.  We began servicing NEO-SKY as our sixth Mobile Virtual Network Operator (MVNO) in Spain next to Lebara, Orbitel, BT, Eroski and HITS.  This recent expansion now provides us with a footprint in three continents that has established new sales initiatives and forged strategic relationships that we believe will allow us to rapidly increase recurring revenue and further improve profitability.

2.	Our subsidiary ValidSoft, in partnership with FICO, continues to be awarded contracts with global financial institutions to provide our world-class cyber security solutions.

We have made significant strides in our cyber security division, ValidSoft. The award winning business now serves key clients, such as, FICO/Adeptra, Banco Santander along with financial institutions in the USA, UK, Australia and governmental agencies in Europe. Our solutions are at the cutting edge of fraud detection and prevention, solving massive issues at the core of the electronic payments processing industry. These same solutions are custom designed for the following industries; Financial Services, Healthcare, Government, Retail, Gaming, Social Networks and Business Enterprises. Additionally, our SMART® architecture is unique and custom designed for the mobile world, which includes Wallets, Apps, P2P, Micro-Merchants and M2M. We have successfully processed over 9 million transactions for Santander in the UK and we expect to continue to engage additional clients in the remainder of 2013.

3.	The higher margin mobile and security solutions business has achieved seven consecutive quarters of increasing revenue growth and accounted for nearly 60% of our total company revenue in first quarter of 2013.

Our gross margins* have improved from 11% in 2011 to 29% in 2012 to 36% in our last twelve months ending March 31, 2013. In the first quarter of 2013 our gross margin was 46.2% setting a new record and we remain optimistic about future. Mobile and Security revenue has grown from $5.8 million in 2011 to $11.7 million in 2012 and $13.1 million over the trailing twelve months ending March 31, 2013. Our company is rapidly approaching adjusted EBITDA** breakeven and once we achieve this key milestone, we believe we can leverage our high margin monthly recurring revenue model.

In closing, we are more optimistic than ever in the growth trajectory of our company. This led me to personally make a $4.5 million investment in the company in June. We are at a critical inflection point in the value of our enterprise as we continue to add users to our mobile platform and increase the number of transactions processed with financial institutions for our cyber security technology. As such, we believe we are positioned to grow shareholder value for our long-term investors and those who share our belief in the strength of our monthly recurring subscription and transaction based business model.

Sincerely,

/s/ Steven van der Velden

Steven van der Velden

Chief Executive Officer

For more information or to be added to our distribution list please email IR@elephanttalk.com.

*Non-GAAP Gross Margin is derived from the income statements by subtracting cost of service from revenues.

**Non-GAAP Adjusted EBITDA is defined as net (loss) profit before other income & expense, depreciation and amortization, stock-based compensation and income tax provision.